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                                                                            4.7


                       COUNTRY BANK SHARES CORPORATION



                  1995 NONQUALIFIED STOCK OPTION AGREEMENT



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                       COUNTRY BANK SHARES CORPORATION
                  1995 NONQUALIFIED STOCK OPTION AGREEMENT


     THIS AGREEMENT is made and entered into this 27th day of December, 1995, (date of grant) by and between Country Bank Shares Corporation, a Wisconsin corporation ("Corporation") and, Leon J.
Holschbach ("Employee").

                       W I T N E S S E T H :

     WHEREAS, Employee has heretofore been employed by Corporation or by one of Corporation's Banks; and

     WHEREAS, Employee and Corporation wish to set forth in this Agreement the terms and conditions under which Employee will have an opportunity to purchase capital stock of Corporation under the Non-Qualified Stock Option Agreement;

     NOW, THEREFORE, the parties hereto do mutually agree as follows:

     1.    Purchase of Shares.

           A. Purchase. On the date first written above, employee is granted an option to purchase 1,500 shares of Country Bank Shares Corporation voting common stock with no par value, upon the terms identified herein. Employee shall on the date of grant of the nonqualified stock option, be eligible to purchase twenty percent (20%) of the shares granted under the nonqualified stock option, at an option price of $41.12, per share. On each subsequent anniversary of the date of the grant of this option, the employee shall be permitted to exercise an additional twenty percent (20%) of the
granted shares at an option price of $41.12, per share.    Upon the ten (10)
year anniversary of the grant of these options, any shares remaining unexercised will lapse. The options under this Agreement are nontransferable.

           B. Closing. The closing of purchases of Shares pursuant to this Agreement shall occur at the principal offices of Corporation as identified under Paragraph 7.

           C. Payment of Purchase Price. At closing Employee shall deliver to Corporation the purchase price for the Shares. Employee shall also be responsible for payment to Corporation all applicable withholding taxes.
Such taxes shall be delivered to Corporation at Closing by the Employee. At the election of the Employee, Employee may "cash in" shares with Corporation at the then existing per share Stipulated Value in an amount necessary to pay applicable withholding taxes arising as a result of the option exercise.


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           D.  Issuance of Stock Certificate.  Corporation shall issue a certificate for the Shares to Employee. Corporation will not deliver shares of Common Stock being purchased upon any exercise of this option unless it has received payment for all applicable withholding taxes or arrangements satisfactory to Corporation for the payment thereof have been made.
Unless otherwise determined by Corporation, such withholding taxes may be paid with outstanding shares of Common Stock (including, stock delivered upon exercise for this option) such stock being valued at the Stipulated Value on date of exercise. The Employee shall have no rights as a stockholder with respect to any shares covered by this option until the date of the issuance of the stock certificate for such shares.

           E. Representations and Warranties of Employee. Employee hereby represents and warrants to Corporation, which warranties and representations shall be deemed to be made on the date hereof and made again at the closing of the purchase of shares pursuant to subsection B, above, as follows:

           * Purchase for Investment. Employee is purchasing the shares hereunder for Employee's own account for investment and not with a view to, or for resale in connection with, any distribution thereof, and Employee has such knowledge and experience in financial and business matters that Employee is capable of evaluating the merits and risks of the investment in the shares and is able to bear the economic risk of such investment.

           F. Status of Shareholder Agreement. Employee acknowledges that certain shareholders of the Corporation have executed a Shareholder
Agreement which was originally dated January 10, 1990. Employee acknowledges that any shares which may be issued to him or her pursuant to this 1995 Non-Qualified Stock Option Agreement are not subject to any of the terms, conditions, rights and restrictions of said January 10, 1990 Shareholder Agreement or any amendments, revisions or restatements of said Agreement.

          G. Legend on Certificates. All certificates representing shares issued to Employee hereunder shall be endorsed with the following legend:

          "The stock represented by this certificate and the disposition thereof are subject to the terms and conditions set forth in a 1995 Non Qualified Stock Option Agreement, dated December 27, 1995, a copy of which is on file at the offices of the issuer in Wisconsin and may be inspected by any person upon request during normal business hours. No transfer of such securities will be made on the books of the issuer unless accompanied by evidence of compliance with the terms of such Agreement."



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Likewise Corporation shall place the above endorsement upon any stock certificate which it may hereafter issue in the name of any person to whom shares of Corporation's stock subject to this Agreement are transferred.

          H. Per Share Stipulated Value. The per share stipulated value shall be determined pursuant to Section 6 of the Agreement.

          I. Termination. The option shall lapse on the ten (10) year anniversary of this Agreement.

          J. Confidentiality. The conditions of this agreement are of interest only to the Parties hereto, the Parties agree, as a material provision of this agreement, not to divulge any of the contents hereof to any other person or entity, except as required by any Court or governmental agency with the exception of their accountants, attorneys, bankers and in the case of Corporation, the Board of Directors (who shall be deemed to be bound by this provision) , and in the case of Employee, their spouse (who shall be deemed to be bound by this provision). Should Employee disclose any provisions of this agreement, at the option of Corporation, all benefits under this agreement, including those unpaid benefits shall lapse to Corporation and no longer be available to the Employee.

          K. Regulatory Restrictions. All transactions authorized or envisioned by this agreement, shall be subject to necessary regulatory approvals under applicable federal or state banking or securities laws, specifically including, but not limited to, restrictions of the purchase by a bank holding company of its own capital stock, as set forth in the regulations of the Federal Reserve Board.

     2. General Restriction on Sale or Other Disposition of Shares. Employee shall not, during his lifetime or upon his death, sell, transfer, give, assign, pledge or otherwise encumber or divest himself of ownership or control of all or any part of his Shares of Corporation, or other rights under this agreement, whether voluntarily or by operation of law (such transactions being hereinafter referred to individually as a "transfer" or collectively as "transfers"), except in accordance with the terms of this Agreement.

      3.  Third Party Transfers.

          A. Offer to Sell. No shareholder shall sell, assign, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any portion of his or her stock in the Corporation subject to this Agreement except in accordance with and subject to the terms of this Agreement, or upon the prior written consent of the Corporation and all of its shareholders. If Employee wishes to


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transfer any Shares in Corporation subject to this Agreement, he shall offer in writing to sell such stock to Corporation. Such offer shall state the number of shares to be transferred. The offering price of the Shares shall be the Stipulated Value per share as determined under Section 6, below, and the terms of payment shall be as set forth in Section 7, below.

          B. Acceptance of Offer by Corporation. Corporation, must accept by written notice such offer of sale as to all of the Shares being offered within thirty (30) days after receipt of written notice of said offer. Corporation may assign all or any portion of its obligation to accept such offer to any third party or parties.

          C. Rights Upon Sale of All Capital Stock of Corporation. Notwithstanding anything to the contrary in this Section 3, if all of the Shareholders of Corporation (other than Employee and any other employee of Corporation who holds shares of Corporation's capital stock subject to an agreement substantially similar to this Agreement) sell their common stock in Corporation in a single transaction or series of related transactions to a person or persons who are not shareholders of Corporation as of the date hereof and who, as a result of such sale, become holders of more than fifty-one percent (51%) of the issued and outstanding common stock of Corporation, and such person or persons desire to purchase Employee's capital stock, such holder shall give written notice of such sale or disposition to Employee. Such notice shall identify the proposed transferee, shall summarize the price, terms of payment, and other material terms of the proposed disposition. Upon the receipt of such notice Employee shall sell his Shares of the capital stock of Corporation to such person or persons on the same terms and conditions and price per share provided to such other shareholders of Corporation.

          D.  Sale of Substantially All of the Assets of Corporation.
If all of the shareholders of Corporation (other than Employee and any other employee of Corporation who holds Shares of Corporation's capital stock subject to an agreement substantially similar to this Agreement) vote to sell substantially all of the business assets of Corporation in a single transaction or a series of related transactions to one (1) or more third party legal entities, then Employee agrees to abide by such decision and expressly agrees that he shall be compensated for his Shares upon an orderly dissolution of Corporation as determined by the majority vote of the shareholders following such transaction.

      4.  Mandatory Redemption Upon Termination of Employment.

          A. Termination of Employment. Upon the termination of the employment of Employee with Corporation and with Corporation's Banks (regardless of the reason for such termination), Corporation shall purchase from Employee or the personal representative of his


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Estate, as the case may be, and each person who has directly or indirectly received Shares in Corporation subject to this Agreement from Employee and Employee, such personal representative and all such persons shall sell to Corporation, all (but not less than all) such Shares owned by them at a purchase price equal to the Stipulated Value of each such Share as determined under Section 6, below, as of the date of such termination of employment, which purchase price shall be payable pursuant to the applicable payment terms set forth in Section 7, below.

          B. Death. Upon the death of Employee, the estate of such deceased Employee shall sell and Corporation shall purchase all of the Shares of Corporation owned by such Shareholder at the time of death at the Stipulated Value per share as provided in Section 6 of this Agreement and upon the terms and conditions provided in Section 7 of this Agreement.

          C. Total Disability of Employee. After the Continuous Total Permanent Disability of an Employee ("Continuous Total Permanent
Disability" shall have the same meaning as set forth in any then valid contract of such employment between Employee and Corporation. If Corporation maintains no such contract at the time of the alleged disability, "Continuous Total Permanent Disability" should have the meaning of such term or similar term as defined in the most recently obtained disability insurance policy, if any, maintained by Corporation that covers Employee at the time of the alleged disability, provided, however, in the absence of such definition, "Continuous Total Permanent Disability" shall mean a mental or physical impairment or illness, which, in the judgment of the Board of Directors of Corporation,
totally and presumably permanently   prevents Employee from fully completing
Employee's normal job responsibilities for Corporation) Corporation shall purchase and the Employee shall sell all of the Shares of Corporation owned by the disabled Employee at the Stipulated Value as provided in Section 6 of this Agreement and upon the terms and conditions provided in Section 7 of this Agreement.

      5.  Marital Property.

          A. Classification of Shares After Death of a Spouse. After the death of the spouse ("Deceased Spouse") of Employee, either Corporation or Employee (Employee as the case may be, hereinafter referred to as the "Surviving Spouse") may request that the personal representative of the Estate of the Deceased Spouse petition the Court having jurisdiction over the Estate of the Deceased Spouse for an order under the Wisconsin Statutes determining the classification of the Shares of Corporation titled in either the surviving spouse or deceased spouse for purposes of the Wisconsin Marital Property Law. Upon receipt of the Court's order, such personal representative shall provide Corporation and the Surviving Spouse with a true and accurate copy thereof, Such request shall be made by written notice and the personal


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representative of the Estate of the Deceased Spouse shall take the actions requested promptly upon receipt of such notice.

          B. Right to Purchase Shares upon Death of a Spouse or Dissolution of Marriage. If the spouse of Employee dies or the marriage of Employee is dissolved and, as a result of such death or dissolution, title to or ownership of any interest in any of Employee's Shares in Corporation is transferred to or confirmed in any person other than Employee, then Employee shall have the right and option to purchase from the owner or owners thereof any or all of such Shares transferred to or confirmed in such other persons (the "Marital Shares"), and, if Employee exercises such option as hereinafter provided, such owner or owners shall sell their Marital Shares to Employee at the Stipulated Value per share as determined pursuant to Section 6, below, and upon the terms set forth in Section 7, below. Such option shall be exercisable by written notice from Employee to Corporation and the ex-spouse or the personal representative of the Estate of the ex-spouse at any time within an Option Exercise Period of (a) eighteen (18) months after the date of the spouse's death, or (b) in the event of dissolution of the marriage of Employee, sixty (60) days after the date of entry of any final order, judgment or decree determining the rights, if any, of the spouse in the Marital Shares (the "Dissolution Order"). Notwithstanding the foregoing if, as a result of the death of the Deceased Spouse, a petition for determination of the classification of Shares of the Surviving Spouse is filed in a court of competent jurisdiction before expiration of said eighteen (18) month period after the death of the spouse, then the Option Exercise Period in the event of such death shall be extended until six (6) months after a final determination of such classification. For purposes hereof, a determination of the classification of the Shares of a Surviving Spouse or a Dissolution Order shall be considered "final" when made by a court of competent jurisdiction, the time for appeal of the court's decision has elapsed and no appeal has been taken.

          C.  Corporation's Right to Purchase Shares.    If there are
remaining Marital Shares which are not purchased pursuant to subsection
5.B., above, Corporation shall have the right and option, exercisable by written notice to the ex-spouse or the personal representative of the Estate of the Deceased Spouse at any time within thirty (30) days after the expiration of the period for the exercise by Employee of his option under subsection 5.B., above, to purchase any or all of such unaccepted remaining Marital Shares at the Stipulated Value per share thereof as determined pursuant to Section 6, below, and upon the terms set forth in Section 7, below, and if Corporation exercises such option, the owner or owners of such remaining Marital Shares shall sell such remaining Marital Shares which Corporation has elected to purchase to Corporation at the price and upon the terms set forth above.



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          D.   Unaccepted Shares.  If there continue to be remaining Marital
Shares which are not purchased pursuant to subsections 5.B. or 5.C., above, then the transferee or transferees thereof may continue to hold the shares, subject always to the remaining terms and conditions of this Agreement.

          E.   Subsequent Events.   Employee agrees that if he or she plans
to remarry after the death of his or her spouse or dissolution from his or her marriage, his or her prospective spouse must sign a counterpart to this Agreement or, effective upon his or her marriage or remarriage, Corporation will have a continuing option to buy all the stock owned by him or her immediately prior to the marriage or remarriage at the price and on the terms specified in Sections 6 and 7 of this Agreement. Corporation's option under this section shall continue until exercised or until the execution by the Employee's spouse of a Counterpart to this Agreement, such new spouse shall be a "spouse" within the meaning of this Agreement and shall be bound by it as though an original party.

      6.  Determination of Per Share Value.

          A. Stipulated Value. The "Stipulated Value" per share shall be calculated annually. The stipulated value shall be the value per share as fixed by the shareholders at the preceding annual meeting of the Corporation (the "stock valuation date").

      7.  Closing and Payment of Redemption or Purchase Price.

          A. Time and Place of Closing. The closing of any sale or redemption pursuant to this Agreement shall occur at the principal office of Corporation in Wisconsin on such day as Corporation shall select, but not less than thirty (30) days nor more than ninety (90) days after the exercise of an option or the occurrence of an event which requires the redemption, sale or transfer of any of the Shares of Corporation pursuant to this Agreement. Corporation shall notify Employee or the personal representative of his Estate (notice to such persons being sufficient notice to all persons who are required to sell their Shares in Corporation regardless of whether they have actual or constructive notice or knowledge thereof) in writing of the exact date and time of closing at least ten (10) days prior to the date of closing.

          B. Transfer of Shares and Payment of Purchase or Redemption Price. At the closing, the sellers shall deliver to Corporation certificates evidencing ownership of the Shares subject to the sale or redemption properly endorsed or with properly executed stock powers and such other instruments or documents as shall be required by the purchaser in connection with the transfer of said shares. Effective as of the date of closing, all Shares subject to the sale or redemption shall be deemed sold or redeemed,



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the seller's certificates relating to the Shares shall be deemed canceled, the rights of the sellers as shareholders of Corporation shall be deemed terminated and the Secretary of Corporation shall make appropriate notification of such facts in the stock transfer records of Corporation regardless of whether such sellers attend or participate in the closing or whether such certificates are then delivered as aforesaid. The purchase or redemption price shall be payable over three (3) equal annual installments of principal and interest. The first payment due at the closing of the transfer of the shares provided that any outstanding obligation of the Employee pursuant to this agreement shall be offset against the balance due the sellers at the time of closing. Interest shall accrue on the unpaid declining balance of principal at a rate equal to the minimum rate of interest required to be charged to avoid imputation of unstated interest under Subsection 483 of the Internal Revenue Code, as amended, and any successor provision thereto as of the date of closing. The bank shall have the right to prepay the obligations owing in whole or in part at any time or times prior to maturity without penalty.

      8. Notice. Any notice, offer, acceptance or demand required or permitted to be given under this Agreement shall be sufficient if made in writing and sent by registered or certified mail to the address of Employee or any direct or indirect transferees of Shares from Employee as the same shall appear on the stock transfer book of Corporation, or the legal residence or place of business of the personal representative of any employee or, if in the case of Corporation, the principal office of Corporation.

      9. Action of Shareholders, Directors and Officers. In the event that Corporation shall be required to or shall have the right to redeem its Shares under this Agreement, Employee or any shareholder whose Shares are subject to redemption, or the personal representative of his Estate, shall take any action necessary to comply with this agreement.

     10. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Corporation, any shareholder, Employee or the personal representative of the Estate of Employee by reason of any failure to perform any of the obligations under this Agreement. Therefore, if any party hereto (or the heirs, successors or assigns thereof) shall institute any action or proceeding to enforce the provisions hereof, any person (including Corporation) against whom such action or proceeding is brought hereby waives the claims or defense therein that such party has or may have an adequate remedy at law, and such persons shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

     11. Termination of Agreement. This Agreement shall terminate upon any of the following events:


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          A.  Liquidation or dissolution of Corporation.

          B. The mutual written consent to its termination by Corporation and Employee or by Corporation and all parties owning stock from time to time subject to this Agreement.

     12. Insurance. Corporation is hereby granted the right and authority if it so desires to purchase a policy or policies of insurance on the life of Employee in such amount or amounts as the Board of Directors of Corporation in its sole discretion deems appropriate. In the event that Corporation chooses to exercise its power, Employee agrees to render all assistance and cooperation as may be necessary to apply for and acquire such policies of insurance. All such insurance policies shall be listed on a schedule to be attached hereto and shall be subject to the terms of this Agreement.

     13.  Miscellaneous.

          A. Additional Shares of Stock. The provisions of this Agreement shall apply with respect to any additional shares of stock of Corporation which Employee shall hereafter or heretofore acquire whether by purchase, gift, stock dividend, stock split, recapitalization, reorganization or otherwise.

          B. Personal Representatives. For purposes of this Agreement, the personal representative of the Estate of Employee or a transferee of Employee shall be that person or persons and/or corporation or corporations duly appointed by the court exercising jurisdiction over the administration of such Employee's or transferee's Estate in the state in which he is domiciled at the time of his death. Any right, duty or obligation which devolves upon or incurs to the benefit of a personal representative or by the special administrator of the Estate of the deceased or by a Trustee or other distributee in possession of stock of Corporation which is includable in said Estate.

          C. Use of Words. The use of words of the masculine gender is intended to include, wherever appropriate, the feminine or neuter gender and vice versa. The use of words of the singular is intended to include, wherever appropriate, the plural and vice versa.

          D. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

          E. No Right to Employment. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of Corporation or any subsidiary thereof, or to abridge in any way the right of Corporation to terminate the employment of Employee at any time.

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          F.   Governing Law.   This Agreement and all questions arising in
connection herewith shall be governed by the internal laws of Wisconsin.

          G. Compliance With Law. Notwithstanding anything to the contrary herein contained, no transfer whatsoever may be made except if made in compliance with all applicable laws, including but not limited to, state and federal securities laws. Corporation's obligation to transfer shares under this Agreement shall be subject to its receipt, upon Corporation's request and at its expense, of an unqualified opinion of its counsel as to compliance with securities and other applicable laws.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement at Clinton, Wisconsin, on the day, month and year first above written.

                                            COMPANY:

Attest:                                     COUNTRY BANK SHARES CORPORATION


/s/ Thomas D. Heuerman, Secretary           By:  /s/ Neal H. Brunner, President
---------------------------------                ------------------------------
THOMAS D. HEUERMAN, SECRETARY                        NEAL H. BRUNNER

          (SEAL)                            Employee:

                                                   /s/ Leon J. Holschbach
                                                   ----------------------------
                                                   LEON J. HOLSCHBACH


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                           SPOUSAL CONSENT

     I acknowledge that I have read the foregoing Agreement and that I understand its contents. I am aware that by its provisions my spouse agrees to sell all shares of stock of COUNTRY BANK SHARES CORPORATION held by my spouse on this date, or hereafter acquired, upon the occurrence of certain events. I am further aware that included in such sale shall be any interest I have in any such shares (including without limitation any right or interest by operation of the Wisconsin Marital Property Laws or by operation of any other
law) and such interest of any of my heirs, legatees or other transferees.    I
hereby consent to such sale, approve the provisions of the Agreement, agree to sell any interest I may have in such shares as required by the Agreement and agree that those shares and my interest in them are subject to the provisions of the Agreement. I further covenant and agree that I will take no action at any time to hinder the operation of the Agreement as to those shares or any interest which I or my transferees have in them.



Date: 12-27   ,   1995.                SPOUSE:
      --------                         /s/ Debra M. Holschbach
                                       --------------------------